Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BETWEEN

LUCA TECHNOLOGIES INC.

AS SELLER

AND

HIGH PLAINS GAS INC.

AS BUYER

DATED: JANUARY 31, 2014

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this "Agreement") is made and entered into this 31st day of January, 2014 (the "Effective Date"), by and between Luca Technologies Inc., a Delaware corporation, as debtor-in-possession in its pending bankruptcy proceeding, In re Luca Technologies Inc., Case No. 13-22013 SBB ("Luca Bankruptcy Case") in the United States Bankruptcy Court for the District of Colorado (the "Bankruptcy Court") as Seller ("Seller"), and High Plains Gas Inc., a Nevada corporation ("Buyer"). Buyer and Seller are collectively referred to herein as the "Parties" and are sometimes referred to individually as a "Party".

RECITALS:

WHEREAS, Seller is the sole Member of Patriot Energy Resources LLC and Patriot Energy Gathering LLC (the "Patriot Companies");

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, its interest in the Patriot Companies on the terms set forth herein; and

WHEREAS, the Parties recognize that approval by the Bankruptcy Court is necessary to consummate the transactions contemplated hereby.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) cash in hand paid and of the mutual benefits derived and to be derived from this Agreement by each Party, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

ARTICLE 1

ACQUISITION OF INTEREST IN THE PATRIOT COMPANIES

Section 1.01 Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Seller's interest in the Patriot Companies from Seller, and Seller agrees to sell its interest in the Patriot Companies to Buyer, such that Buyer will become the sole member of the Patriot Companies.

Section 1.02  Bankruptcy Court Approval.

(a)

Promptly after the Effective Date, Seller, at its sole cost, shall file a motion or otherwise make application to the Bankruptcy Court requesting approval for this Agreement and the consummation by Seller of the transactions contemplated hereby (the "Bankruptcy Court Approval").

(b)

Notwithstanding anything in this Agreement to the contrary, this Agreement shall not take force and effect without Bankruptcy Court Approval.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 2.01 Brokers. No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements, or understandings made by or on behalf of Seller or any affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

Section 2.02 No Alienation. Within 120 days of the date hereof, Seller has not voluntarily or involuntarily sold, assigned, conveyed, or transferred or contracted to sell, assign, convey, or transfer any right or title to, or interest in, the Patriot Companies other than (i) production sold in the ordinary course of Seller's business, (ii) equipment which was worthless, obsolete, or replaced by equipment of equal suitability and value, (iii) the termination of the Gas Gathering Agreement dated December 1, 1999 with WBI Energy Midstream ("WBI") including the provisions of that certain letter agreement with WBI dated January 21, 2014, and (iv) the right to any capital credits from Powder River Energy Corporation.

Section 2.03 Tax Partnerships. The Patriot Companies are not subject to any tax partnership agreements requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the United States Internal Revenue Code.

Section 2.04 Representations and Warranties Exclusive. All representations and warranties contained in this Agreement and the documents delivered in connection herewith are exclusive, and are given in lieu of all other representations and warranties, express, implied, or statutory.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

Section 3.01 Existence. Buyer is a corporation duly formed, organized, validly existing, and in good standing under the laws of the State of Nevada. Buyer has full legal power, right, and authority to carry on its business as such is now being conducted. As of the Closing Date, Buyer will be authorized to do business and in good standing in the State of Wyoming.

Section 3.02 Legal Power. Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement does not and will not violate, or be in conflict with:

(a)

any provision of Buyer's formation documents or other governing documents;

(b)

any material agreement or instrument to which Buyer is a party or by which Buyer or its assets are bound; or

(c)

any judgment, order, ruling, or decree applicable to Buyer as a party in interest or any law, rule, or regulation applicable to Buyer.

Section 3.03 Execution. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite organizational action on the part of Buyer. This Agreement constitutes the legal, valid, and binding obligation of Buyer enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other laws relating to or affecting the rights of creditors generally, and by general equitable principles.

Section 3.04 Brokers. No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements, or understandings made by or on behalf of Buyer or any affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).

Section 3.05 Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by or to the knowledge of Buyer threatened against Buyer or any affiliate of Buyer.

Section 3.06 Suits and Claims. There is no Claim by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative, or arbitration proceeding pending or, to Buyer's knowledge, threatened against Buyer or any affiliate of Buyer that is reasonably likely to have a material effect on Buyer's ability to consummate the transactions contemplated herein.

Section 3.07 Independent Evaluation. Buyer acknowledges that it is an experienced and knowledgeable investor in the oil and gas business, and the business of purchasing, owning, developing, and operating oil and gas properties such as those owned by the Patriot Companies. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon the representations, warranties, covenants, and agreements of Buyer and Seller set forth in this Agreement and Buyer's own independent due diligence and investigation of the Patriot Companies, and has been advised by and has relied solely on its own expertise and its own legal, tax, operations, environmental, reservoir engineering, and other professional counsel and advisors concerning this transaction, the Patriot Companies and the value thereof. In addition, Buyer acknowledges and agrees that Buyer will be or has been advised by and relies solely on its own expertise, and its legal counsel and any advisors or experts concerning matters relating to liabilities of the Patriot Companies.

Section 3.08 Qualification. As of the Closing, the Buyer shall be, and thereafter shall continue to be, qualified with all applicable Governmental Authorities to own and operate the Patriot Companies, including meeting all bonding requirements.

Section 3.09 Notice of Changes. Promptly upon its discovery or identification of same, but in any event prior to Closing, Buyer shall provide to Seller written notice of any matter it so identifies that has a material effect on any of Seller's or Buyer's representations or warranties under this Agreement, or rendering any such warranty or representation untrue or inaccurate.

Section 3.10 Representations and Warranties Exclusive. All representations and warranties contained in this Agreement and the documents delivered in connection herewith, are exclusive, and are given in lieu of all other representations and warranties, express, implied, or statutory.

ARTICLE 4

CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 4.01 Representations. The representations and warranties of Buyer herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date;

Section 4.02 Performance. Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 4.03 Pending Matters. No suit, action, or other proceeding arising from the actions or omissions of Buyer shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment, or decree that would, restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 4.04 Bankruptcy Court Approval. The Bankruptcy Court shall have entered the Bankruptcy Court Approval and no stay shall be in effect.

ARTICLE 5 CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transaction provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date (as defined in Article 6) of each of the following conditions:

Section 5.01 Representations. The representations and warranties of Seller contained in the Agreement;

Section 5.02 Performance. Seller shall have performed all material obligations, covenants, and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing and shall have taken the actions set forth;

Section 5.03 Pending Matters. No suit, action, or other proceeding arising from the actions or omissions of Seller shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment, or decree that would, restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

ARTICLE 6 THE CLOSING

Section 6.01 Time and Place of the Closing. The transactions contemplated by this Agreement (the "Closing") shall take place within two (2) business days of the Seller receiving Bankruptcy Court approval (the "Closing Date"). Closing can occur by exchanging electronic signatures by each party prior to the Closing Date.

Section 6.02  Actions of Seller at the Closing. At the Closing, Seller shall:

(a)

execute, acknowledge, and deliver to Buyer ownership in the Patriot Companies, effective as of the Closing Date, and such other conveyances, assignments, transfers, bills of sale, and other instruments (in form and substance mutually agreed upon by Buyer and Seller) as may be necessary or desirable to convey the Patriot Companies to Buyer;

(b)

execute and deliver any documents or instruments required by any Governmental Authority in order to transfer the operatorship of the Patriot Companies being operated by Seller to Buyer; and

(c)

deliver or provide access to Buyer of all files relating to wells and pipelines of the Patriot Companies.

Section 6.03 Actions of Buyer at Closing. At the Closing, Buyer shall pay to Seller the sum often dollars ($10.00).

ARTICLE 7 TERMINATION

Section 7.01 Effect of Termination. In the event that the Closing does not occur, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement; provided, that, nothing herein shall relieve any Party from any liability for any Breach hereof or any liability that has accrued prior to the date of such termination, which liability, and the applicable terms and provisions of this Agreement, shall survive such termination.

Section 7.02 Survival of Certain Provisions. No representations, warranties, covenants or obligations of any sort of the Seller or its officers, employees or agents shall survive any closing or termination of this Agreement.

Section 7.03 Attorneys' Fees, Etc. If either Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorneys' fees, in addition to any other relief to which such Party may be entitled.

ARTICLE 8 ASSUMPTION AND INDEMNIFICATION

Section 8.01 Buyer's Obligations after Closing. Upon and after Closing, Buyer will assume and perform all the obligations, liabilities, and duties relating or with respect to the ownership and/or operation of the Patriot Companies existing as of the Closing Date, including but not limited to the payment of the liabilities to vendors described on Schedule 8.01 to this Agreement and the plugging and abandonment obligations described in Section 8.02 below.

Section 8.02  Plugging and Abandonment Obligations.

(a) Buyer's Obligations. Provided Closing occurs, and to the extent not otherwise addressed by the express provisions of this Agreement, Buyer assumes full responsibility and liability for the following plugging and abandonment obligations related to the Patriot Companies (the "Plugging and Abandonment Obligations"), regardless of whether they are attributable to the ownership or operation of the Patriot Companies before or after the Closing Date:

(i)

The necessary and proper plugging, replugging, and abandonment of all wells, whether plugged and abandoned before or after the Closing Date in compliance with applicable Laws and the terms of the oil and gas leases ("Leases");

(ii)

The necessary and proper decommissioning, removal, abandonment, and disposal of all structures, pipelines, facilities, equipment, junk, and other personal property located on or comprising any part of the assets in compliance with applicable Laws and the terms of the Leases;

(iii)

The necessary and proper capping and burying of all associated flow lines located on or comprising any part of the assets, to the extent required by applicable Laws, the Leases, any contracts ("Contracts"), or other agreements;

(iv)

The necessary and proper restoration of the assets, both surface and subsurface, in compliance with any applicable Laws, the Leases, the Surface Agreements, the Contracts, or any other applicable agreements;

(v)

To the extent not addressed elsewhere in this Agreement, any necessary clean-up or disposal of any part of the assets contaminated by NORM, asbestos containing materials, lead based paint, or any other substances or materials considered to be hazardous under Laws, including Environmental Laws, and Laws relating to the protection of natural resources;

(vi)

All obligations arising from contractual requirements and demands made by Governmental Authorities or parties claiming a vested interest in any part of the assets; and

(vii) Obtaining and maintaining all bonds and securities, including supplemental or additional bonds or other securities, that may be required by contract or by Governmental Authorities.

(b) Standard of Operations. Buyer shall conduct all Plugging and Abandonment Obligations and all other operations with respect to the assets of the Patriot Companies in a good and workmanlike manner and in compliance with all Laws, including Environmental Laws and Laws (now or hereafter in effect) relating to the protection of natural resources.

ARTICLE 9 MISCELLANEOUS

Section 9.01 Expenses. Each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for any such expenses from the other Party.

Section 9.02 Entire Agreement. This Agreement, the documents to be executed and delivered hereunder, and any Exhibits and Schedules attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification, or waiver of this Agreement shall be binding unless executed in writing by each of the Parties and specifically referencing this Agreement.

Section 9.03 Waiver. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 9.04 Construction. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 9.05 No Third Party Beneficiaries. Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy, or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third party beneficiary contract.

Section 9.06 Assignment. Neither Party may assign or delegate any of its rights or duties hereunder to any individual or entity other than an affiliate of such Party without the prior written consent of the other Party and any assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors, assigns, and legal representatives. Notwithstanding any assignment to an affiliate, Buyer and Seller, as the case may be, shall nevertheless remain liable to the other Party in accordance with the terms of this Agreement.

Section 9.07 Governing Law. This Agreement, the other documents delivered pursuant hereto, and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Wyoming.

Section 9.08 Notices. Any notice, communication, request, instruction, or other document required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, overnight delivery service, electronically, or facsimile to the addresses of Seller and Buyer set forth below. Any such notice shall be effective and deemed given only upon receipt.

Seller:

Luca Technologies Inc.

10747 South Monaco Street Littleton, CO 80124

Buyer:

High Plains Gas Inc.

1842 Sugarland Drive, Suite 108-210 Sheridan, WY 82801

Either Party may, by written notice delivered to the other Party, change its address for notice purposes hereunder.

Section 9.09 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.10 Interpretation. This Agreement shall be deemed and considered for all purposes to have been jointly prepared by the Parties, and shall not be construed against any one Party (nor shall any inference or presumption be made) on the basis of who drafted this Agreement or any particular provision hereof, who supplied the form of Agreement, or any other event of the negotiation, drafting, or execution of this Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates. In construing this Agreement.

Section 9.11 Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 9.12 Counterpart Execution. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each Party that executes the same whether or not all of such Parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original. In the event that this Agreement is delivered by facsimile transmission or by e-mail delivery of a ".pdf” format date file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf”' signature page were an original thereof.

Section 9.13 Exclusive Jurisdiction of the Bankruptcy Court. The Parties agree that the Bankruptcy Court shall have exclusive jurisdiction to hear and determine all disputes, claims or other actions arising from or relating to this Agreement. Each Party consents to the Bankruptcy Court entering final Orders, Judgments and/or Decrees.

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first set forth above.

SELLER:

Luca Technologies Inc.

By:

\s\ Brian J. Cree

Brian J. Cree, COO and CFO

BUYER:

High Plains Gas Inc.

By: \s\ Ed Presley

Ed Presley, President and CEO

Schedule 8.01

Patriot Energy Resources LLC
WGR Asset Holding	$37,382.19
Energy Labs	30,142.50
WBI Energy Midstream	17,046.39
Electrical Specialists	9,992.89
Windcreek Services	8,713.20
Ranch Wise LLC	8,529.40
CBM Associates	376.30
City of Gillette	59.36
Devon Energy Production	4,481.00
Flogistix - Wyoming	794.59
HD Supply Power Solutions	330.73
Scott Hininger	1,543.36
Homax Oil Sales	844.07
Instrument and Equipment	1,051.32
JC Well Service	2,718.90
JLC Sign Systems	36.00
Lowham Walsh, LLC	27.50
McJunkin Red Man Corp	271.38
One Call of Wyoming	174.30
Promaac Systems	2,014.60
Powder River Power	1,552.18
Precision Measurement	540.99
Record Supply	25.50
Razor City Rental	132.50
Red Tiger Well Service	3,127.00
Savant Measurement	300.76
Tisdale Creek Ranch	5,108.70
WPX Energy Rocky Mountain	179.50
Wyoming Dept of Revenue	31.67
Western Gas Resources	2,681.52
Yates Petroleum Corp	1,578.00
Total Patriot Energy Resources	$141,788.30
Patriot Energy Gathering LLC
HD Supply Power Solutions	$449.82
PS Services	2,930.29
Total	$3,380.11